Hirtle Callaghan Trust
	Growth portfolio
	Jennison Associates
	Procedures Pursuant to 10f-3
		Securities Purchased	Comparable Securities (1)
1	Underwriter(s) (See prospectus)	Refer to Attached	Refer
to Attached
2	Name of Issuer	"Genentech, Inc."	"Pharmacyclics, Inc."
3	Title of Security	"Genentech, Inc."	"Pharmacyclics,
Inc."
4	Date of Offering	3/23/00	9/23/99
5	Amount of offering	"$2,819,900,000.00 "	"$89,125,000.00 "
6	Unit Price	$163.00 	$38.75
7	Underwriting Spread or Commission	$2.77 	$2.23
8	Ratings	N/A	N/A
9	Maturity Date	N/A	N/A
10	Curent yield	N/A	N/A
11	Yield to Maturity	N/A	N/A
12	Subordinate Features	N/A	N/A
13	Sector or Industry	Medical-Biomedical/Gene	Therapeutics
14	Total par value of Bonds purchased	N/A	N/A
15	Dollar amount of Purchases	"$211,900.00 "
16	Number of Shares Purchased	300	N/A
17	Years of Continuous Operartions	>3	>3
18	Percentage of Offering Purchaed by Portfolio	0.007%
19	Percentage of Portfolio Purchaed by other Portfolios of the
Funds and
Investment Companies advised by the Adviser or any Subadviser	1.73%*
20	Sum of (18) and (19)	1.737%
21	Percentage of Portfolio Assets Applied to purchase	0.10%
22	Name(s) of Underwriter(s) or Dealer(s) from whom purchased
JP Morgan
23	"Is the Adviser or Subadviser or any person or which the
Adviser or
Subadviser is an ""affiliated person"", a Manager or Co-manager of the
Offerings?"	NO
	"Were Purchases designated as Group Sales or otherwise
allocated to
adviser, an subadviser or any person of whom the Adviser or
Subadviser is an
""Affiliated Person""?"	NO

*	Jennisonpurchased 1.73% of the offering for accounts managed by it.